Exhibit 10.2
SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE is by and between ATLANTIC-WALTHAM REALTY, LLC, a Massachusetts Limited Liability Company, with a usual place of business c/o Atlantic Management Corporation, 205 Newbury Street, Framingham, Massachusetts 01701, hereinafter called LESSOR, and Tecogen Inc., a Delaware corporation, with a usual place of business at 45 First Avenue, Waltham, MA 02451, hereinafter called LESSEE, and is dated January 16, 2013.

Reference is made to the following facts:

A. On May l4"‘, 2008, Atlantic-Waltham Investment II, LLC and the Lessee entered into a lease (the "Lease") for certain premises located at 45 First Avenue, Waltham, Massachusetts, which lease was amended by a First Amendment to Lease dated October 1, 2008.
B. The parties wish to amend the Lease to extend the term of the Lease and provide for certain other amendments of the Lease, as provided below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective on April 1, 2014, the parties hereby extend the term of the Lease, such that the term is extended from April 1, 2014, to March 31, 2024 (the "Extended Term").

2. Rent for the Extension Term shall be as follows;

Annual Bare (Fixed) Rent for the Lease Term:

Apr 1, 2014- Mar. 31, 2015: 43,000 s.f. X $11.00/s.f. = $473,000.00 ($39,416.67 per month)
Apr 1, 2015- Mar. 31, 2016: 43,000 s,f. X $11.16/s.f. = $479,880.00 ($39,990.00 per month)
Apr 1, 2016- Mar. 31, 2017: 43,000 s.f. X $11.32/s.f. = $486,760.00 ($40,563.33 per month)
Apr 1, 2017- Mar. 31, 2018: 43,000 s.f. X $11.48/s.f. = $493,640.00 ($41,136.67 per month)
Apr 1, 2018- Mar. 31, 2019: 43,000 s.f. X $11.65/s.f. = $500,950.00 ($41,745.83 per month)
Apr 1, 2019- Mar. 31, 2020: 43,000 s.f. X $11.82/s.f. = $508,260.00 ($42,355.00 per month)
Apr 1, 2020- Mar. 31, 2021: 43,000 s.f. X $11.99/s.f. = $515,570.00 ($42,964.17 per month)
Apr 1, 2021- Mar. 31, 2022: 43,000 s.f. X $12.17/s.f. = $523,310.00 ($43,609.17 per month)
Apr 1, 2022- Mar. 31, 2023: 43,000 s.f. X $12.35/s.f. = $531,050.00 ($44,254.17 per month)
Apr l, 2023- Mar. 31, 2024: 43,000 s.f. X $12.53/s.f. = $538,790.00 ($44,899.17 per month)

3. Section 1 of the Lease is hereby amended by adding the following provisions concerning the
Extended Term:

"1. SUMMARY OF TERMS

Extended Term:                     Ten Years

Extended Term Commencement Date:             April 1, 2014

Extended Term Rent Commencement Date:         April 1, 2014

Extended Term Termination Date:             March 31, 2024

4. The Extended Term shall commence on the Extended Term Commencement Date, and shall expire on the Extended Term Expiration Date, subject to the terms and conditions of the Lease.

5. Tenant shall pay to Landlord, additional rent as estimated payments of Taxes, one-twelfth (1/12) of the sum, if any, shown to be due in the tax bill for the current fiscal year. Such payments shall be credited to the sum, if any, finally determined to be payable for the fiscal year pursuant to the real estate tax bill, with the excess estimated payments, if any, credited to the following months’ estimated payments (or refunded to Tenant if the Term shall have ended). Landlord shall provide Tenant with a copy of all bills/invoices for Taxes within thirty (30) days after receipt thereof.

6. Notwithstanding any provision in the Lease to the contrary, in lieu of Landlord maintaining the Building and parking areas, and charging Tenant for operating expense costs or maintenance costs, as provided in Paragraph 8 and Paragraph l3 of the Lease, Tenant agrees to take on all reasonability for maintenance of the building containing the Premises and the parking and landscaped areas, set forth as either Landlord or Tenant obligations under Paragraph 8 and Paragraph 13 of the Lease (Tenant’s Maintenance Obligations"), such that Landlord shall have no responsibility for maintenance of the Premises, the building of which the Premises are part, and parking and landscaped areas. Tenant’s sole remaining payments to Landlord related to the Operating Expenses of the building, will be for insurance costs, and for water and sewer usage, as provided in the lease. Provided, however, that Tenant agrees that Tenant will perform Tenant’s Maintenance Obligations to the same standards to which Landlord maintains the properties located at 74-76 West Street and 85 First Street in Waltham, Massachusetts. If Tenant shall default in the performance or observance of Tenant’s Maintenance Obligations, and shall not cure such default within five (5) business days after notice from Landlord specifying such default (or if such default cannot by its nature be cured within such five (5) day period, shall not within such period commence to cure such default and thereafter prosecute the curing of such default to completion with due diligence), or, if such default is of an emergency nature, without giving prior notice to Tenant, Landlord may, at its option, without waiving any claim for damages, at any time thereafter cure such default for the account of Tenant, and any amount paid or any contractual liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, Tenant agreeing to reimburse Landlord therefor within five (5) business days of a presentation of an invoice therefore. If Tenant shall fail lo reimburse Landlord upon demand for any amount paid for the account of Tenant hereunder, such amount shall be added to and become due as part of the next payment of rent due hereunder, together with interest accrued thereon from the date of expenditure at the rate of twelve (12) percent per annum.

7. Landlord will remove the remaining metal exit door and replace it with a new metal exit door of similar quality to that installed by Tenant, within sixty (60) days of the date of this Amendment. Landlord will replace certain glass panels/windows identified with broken seals in the mezzanine area and front entrance. Otherwise, Tenant accepts the Premises in its "as is" condition as of the Extended Term Commencement Date, subject to the terms and conditions of the Lease.

8. Tenant has requested that Landlord install a mechanical gale with an FOB reader that will accommodate access to the Premises from West Street, for up to 25-30 employees of tenant. Such a gate would also accommodate access to 74-76 West Street for up to 2-4 employees of Landlord's affiliate’s tenant, Equinix. The location of the gate to be constructed is shown on the plan attached hereto as Exhibit A (need exhibit A). Landlord is willing to install such mechanical gate, but installation of such gate would be subject to the approval of Equinix. Therefore, Landlord agrees to use reasonable efforts to obtain the approval of Equinix to the installation of such mechanical gate. Provided that Equinix grants such consent, Landlord agrees, within a reasonable period or time thereafter, to use all diligent efforts to install such a gate. The cost of acquisition and installation of the mechanical gate will be paid by Tenant, within fifteen (15) days after presentation of an invoice therefor from Landlord. Landlord currently estimates the cost to obtain and install the gate to be $8,500.00, but in any event Tenant’s contribution toward the gate shall be capped at $8,500.00. Tenant agrees that up to 4 Equinix employees can utilize the access that will be provided through the gated area. In addition, Tenant agrees that Tenant will be responsible for plowing, sanding and maintaining access from the First Avenue side to the access area through the mechanical gate during storm events, and hereby indemnifies and holds Landlord and Equinix harmless from and against all loss or damage occasioned by Tenant’s failure to do so. Tenant or its snow plowing vendor further agrees to name the Landlord and Equinix as additional insured(s) on the Insurance

Certificate for snow removal and sanding. Tenant may discharge such responsibility through its snow removal vendor. Tenant will also be responsible for providing Equinix with four (4) working access cards. Equinix will be responsible for care and custody of such cards and will be responsible for their replacement, if or when necessary.

9. Article 15 is amended as follows:

15. ASSIGNMENT OR SUBLEASING. LESSEE shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses, and the like) or allow any other firm or individual to occupy the whole or any part of the Leased Premises without the prior written consent of LESSOR, or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, or encumbered, in whole or in part, whether voluntarily, involuntarily, or by operation of law. LESSOR’s consent shall not be unreasonably withheld or delayed, subject to the conditions contained in this Paragraph 15. In the event of any intent to assign this Lease or sublet any portion or all of the Leased Premises, LESSEE shall notify LESSOR in writing of LESSEE's intent and the proposed effective date of such subletting or assignment, and shall request in such notification that LESSOR consent thereto. LESSEE will reimburse LESSOR, as additional rent, for reasonable legal and other expenses incurred by LESSOR in connection with any request by LESSEE for consent to assignment or subletting. In the event that the fixed rental to be paid by any subLESSEE, assignee or transferee of LESSEE shall exceed Annual Fixed Rent as set forth in Article 3 herein payable by LESSEE to LESSOR, or in the event that any subLESSEE, assignee or transferee shall pay to LESSEE a sum of money in consideration for such sublease, assignment or transfer, then LESSEE shall pay one-half (1/2) to LESSOR, as additional rent, a sum equal to the amount by which the fixed rent payable by such subLESSEE, assignee or transferee exceeds the Annual Fixed Rent payable under Article 3 herein or an amount equal to such sum of money, except for rental payments made to LESSEE by those subLESSEEs pre-approved below in this Article 15. No assignment or subletting and no consent of LESSOR thereto shall affect the continuing primary liability of LESSEE (which, following assignment, shall be joint and several with the assignee) for the payment of all rent and for the full performance of the covenants and conditions of this Lease. No consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance, and no assignment shall be binding upon LESSOR or any of the LESSOR's mortgagees, unless LESSEE shall deliver to LESSOR an instrument in recordable form which contains a covenant of assumption by the assignee running to LESSOR and all persons claiming by, through or under LESSOR, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge assignee from its liability as a LESSEE for the payment of all rent and for the full performance of the covenants and conditions of this Lease, nor shall execution of such instrument of assumption affect the continuing primary liability of LESSEE for the payment of all rent and for the full performance of the covenants and conditions of this Lease. If at any time during the Lease Term the identity of any of the persons then having power to participate in the election or appointment of the directors, shareholders, officers, or other persons exercising like functions and managing the affairs of the LESSEE, LESSEE corporation, then LESSEE shall so notify LESSOR in writing. LESSOR has pre-approved the following subtenants, including their affiliates: American DG Energy Inc., Pharos LLC, Levitronix LLC, Levitronix Technologies LLC, GeNo LLC, Tecogen Inc. and Follica Inc.

10. Except as specifically amended hereby, the Lease is ratified and confirmed in all respects and remains in full force and effect.

Executed as a sealed instrument as of the 16 day of January, 2013.

LESSOR:                            LESSEE:

ATLANTIC-WALTHAM REALTY LLC                TECOGEN INC.

By: /s/ Irene T. Gruber                        By: /s/ Robert A. Panora
Irene T. Gruber                            Robert A. Panora
Manager                                President